SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 26, 2001





                           DANKA BUSINESS SYSTEMS PLC
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


UNITED KINGDOM                      0-20828                       98-0052869
---------------                   ------------               -------------------
(STATE OR OTHER                   (COMMISSION                   (IRS EMPLOYER
JURISDICTION OF                   FILE NUMBER)               IDENTIFICATION NO.)
INCORPORATION)


11201 DANKA CIRCLE NORTH
ST. PETERSBURG, FLORIDA                                             33716
----------------------------------------                          ----------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                          (ZIP CODE)





       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:   727-576-6003


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ITEM 5.  OTHER EVENTS.

         On February 20, 2001, Danka Business Systems PLC ("Danka" or the "Company") announced a comprehensive plan, consisting of three parts, to reduce and refinance its indebtedness: (1) the sale of Danka's outsourcing division, Danka Services International ("DSI"), (2) an exchange offer for all $200 million of Danka's outstanding 6.75% convertible subordinated notes due April 1, 2002,
(3) and the refinancing of Danka's existing senior credit facility.

         Danka is currently holding discussions with a select number of parties who have expressed an interest in acquiring DSI. The Company anticipates that it will close the sale of DSI during its next fiscal quarter. Danka will be required to obtain shareholder approval for the sale of DSI. Proceeds from the sale of DSI will be used primarily to repay a substantial portion of Danka's existing bank debt. DSI, which is headquartered in Rochester, N.Y., has over 3,000 employees and operations in 13 countries throughout North America and Europe.

         Danka's existing credit facility, which had a balance of approximately $551.3 million as of December 31, 2000, matures in March 2002. Danka and its advisors are currently meeting with a number of lenders to discuss the terms of a new credit facility. Under the Company's refinancing plan, the new credit facility, along with the proceeds from the sale of DSI, will be used to repay the existing bank debt in full. Danka plans to have commitments for a new credit facility in place during its next fiscal quarter.

         On February 20, 2001, the Company filed its Preliminary Prospectus and Exchange Offer with the Securities and Exchange Commission. Under the exchange offer, holders of the Company's $200 million 6.75% convertible subordinated notes (the "old notes") can choose to exchange old notes for cash, new 9% senior subordinated notes due 2004 (the "new 9% notes), new 10% subordinated notes due 2008 (the "new 10% notes" and, together with the new 9% notes, the "new notes") or a combination of these three options.

         Holders of the old notes who choose the cash option will receive $400 in cash for each $1,000 principal amount of their old notes. However, the Company will purchase no more than $40 million principal amount of old notes for cash, and holders tendering for cash will be subject to adjustment as described below if the cash option is oversubscribed. Holders who choose new 9% notes will receive $500 principal amount of new 9% senior subordinated notes due April 1, 2004 for each $1,000 principal amount of their old notes. Holders who choose new 10% notes will receive $1,000 principal amount of new 10% subordinated notes due April 1, 2008 for each $1,000 principal amount of their old notes.

         If the cash option is oversubscribed, the Company will purchase a total of $40 million principal amount of old notes for $16 million in cash and will exchange $500 in principal amount of new 9% notes for every $1,000 principal amount of old notes tendered for cash in excess of $40 million. Each holder who elects the cash option will be treated on a pro rata basis and will receive cash and new 9% notes in the same proportion as all other holders who elect the cash option.


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         The exchange offer will expire at 5:00 p.m. EST, on March 20, 2001, unless extended. Holders must tender their old notes on or prior to the expiration date in order to receive the exchange consideration. The exchange offer is subject to certain conditions, including participation by holders of at least 95% of the old notes, the refinancing of Danka's existing senior bank debt, the closing of the sale of DSI and other customary conditions. The complete terms of the offer are contained in the Preliminary Prospectus and Exchange Offer dated February 20, 2001 which is included in the Company's Form S-4 Registration Statement filed with the Securities and Exchange Commission on the same date.

         The preliminary registration statement related to the new notes has been filed with the Securities and Exchange Commission but has not yet become effective. The new notes may not be sold nor may tenders be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the new notes in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         Banc of America Securities LLC is the exclusive dealer manager for the offer. D.F. King & Co., Inc. is the information agent and HSBC Bank USA is the exchange agent. Copies of the Preliminary Prospectus and Exchange Offer may be obtained by calling D.F. King at (800) 769-4414 or (212) 269-5550 (collect). Additional information concerning the terms and conditions of the offer may be obtained by contacting Banc of America Securities LLC at (888) 292-0070.

         On February 14, 2001, Danka announced that P. Lang Lowrey would become a Director and Chief Executive Officer of the Company, effective March 1, 2001. Mr. Lowrey most recently served as Chairman and Chief Executive Officer of eMags Solutions, LLC, a worldwide data storage solutions and services company. The Company also announced that Michael B. Gifford would become Chairman of the Board and David W. Kendall would retire as Chairman of the Board and as a Director, also effective March 1, 2001.


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ITEM 7.  EXHIBITS.


EXHIBIT
NUMBER                                      EXHIBIT


99.1 Press Release dated February 20, 2001 by Danka Business Systems PLC announcing refinancing plan and exchange offer for 6.75% convertible subordinated notes.

99.2 Press Release dated February 14, 2001 by Danka Business Systems PLC naming new Chief Executive Officer.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                              DANKA BUSINESS SYSTEMS PLC


                              By:       /s/ KEITH NELSEN
                                  ----------------------------------------------
                                  Keith Nelsen
                                  Its: Senior Vice President and General Counsel

Dated: February 26, 2001

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